EXHIBIT 99.1

News Release

CONTACT:
Janine Dusossoit
Vice President, Investor Relations
(610) 293-0600

SAFEGUARD SCIENTIFICS SUBSIDIARY ACQUIRES
MENSAMIND, AN INDIAN SOFTWARE DEVELOPMENT FIRM

WAYNE, PA, October 27, 2004 — Safeguard Scientifics, Inc. (NYSE: SFE), announced today that its subsidiary, Alliance Holdings, Inc., had acquired Mensamind, Inc., a privately owned software development and consulting services firm with principal operations in Hyderabad, India. Terms were not disclosed. Alliance Holdings is the parent company of Alliance Consulting Group Associates, Inc.

Mensamind specializes in the global delivery of software development and related support services and has successfully completed dozens of outsourced engagements for U.S.-based companies.

“Alliance Consulting wanted to develop more flexibility to deliver software solutions and services the way its clients want, whether on-site, off site, offshore or hybrid,” said Anthony L. Craig, President and Chief Executive Officer of Safeguard Scientifics. “We helped Alliance execute on that vision by providing them with dedicated resources to find and assess various opportunities in India, and then to evaluate, negotiate and close the Mensamind deal. We also assisted them in financing the acquisition. The completion of this transaction is a perfect example of Safeguard’s commitment to its companies as they scale their businesses to become market leaders. This is the second Safeguard company to establish a software development capacity in India. Mantas, Inc. also has a software development and IT support operation.”

“Mensamind has a world class management team, the highest quality standards and an extensive track record of delivering Application Outsourcing solutions to US-based corporate clients,” said Anthony Ibarguen, Chief Executive Officer of Alliance Consulting. “Working closely

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Safeguard Scientifics, Inc. · 800 The Safeguard Building · 435 Devon Park Drive · Wayne, PA 19087-1945
TEL: (610) 293-0600 · FAX: (610) 293-0601 · www.safeguard.com with Safeguard, we reviewed many potential candidates and Mensamind was by far the best fit. Throughout the process, Safeguard provided the corporate development support that allowed us to continue to focus on operating our existing business and serving our clients.”

About Safeguard
 Safeguard Scientifics, Inc. (NYSE: SFE) is a committed strategic growth partner for companies in the Time-to-Volume stage of development. Time-to-Volume companies are those that are generating revenues from a commercially viable product or service, but are facing new challenges as they scale their businesses to meet market opportunities. Focused primarily on the information technology and life sciences sectors, Safeguard generally acquires majority ownership interests in companies at this stage of growth. In addition to expansion capital, Safeguard provides its companies a wide range of operating and managerial expertise to drive their successful growth to become market leaders. For more information about Safeguard and its strategy, visit www.safeguard.com

NOTE TO EDITORS: Safeguard is a service mark of Safeguard Scientifics, Inc.

About Alliance Consulting
 Alliance Consulting delivers IT consulting and software solutions to targeted clients nationwide. Alliance’s business-driven solutions encompass strategic IT and business intelligence consulting, application outsourcing, data warehouse integration, custom application development and packaged software integration. Alliance is a wholly owned subsidiary of Safeguard Scientifics, Inc. For more information about Alliance, visit www.alliance-consulting.com

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Safeguard Scientifics, Inc. · 800 The Safeguard Building · 435 Devon Park Drive · Wayne, PA 19087-1945
TEL: (610) 293-0600 · FAX: (610) 293-0601 · www.safeguard.com

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